SCHEDULE 14A INFORMATION


                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                                 (Amendment No.)


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[ ]   Soliciting Material Pursuant to Section.240-14a-12



                            FRANKLIN UNIVERSAL TRUST
                (Name of Registrant as Specified in its Charter)

                            FRANKLIN UNIVERSAL TRUST
                   (Name of Person(s) Filing Proxy Statement)


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[GRAPHIC OMITTED][GRAPHIC OMITTED]              One Franklin Parkway
 FRANKLIN TEMPLETON                             San Mateo, CA  94403-1906
     INVESTMENTS
                                                tel  650/312-2000
                                                franklintempleton.com
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FROM:      Franklin Templeton Investments
           Media: (650) 525-7458
           Shareholders/Financial Advisors: (800) 336-5159
-------------------------------------------------------------------------------
                                                          FOR IMMEDIATE RELEASE

  LEADING INDEPENDENT PROXY ADVISORS RECOMMEND THAT FRANKLIN UNIVERSAL TRUST
         SHAREHOLDERS REJECT BULLDOG NOMINEES AND SHAREHOLDER PROPOSAL

San Mateo, CA, March 5, 2008 - Franklin Universal Trust (the "Fund")
[NYSE:FT] today announced that Institutional Shareholder Services Inc. ("ISS") and Glass Lewis and Company ("Glass Lewis"), two leading independent proxy advisory firms, have each recommended that the Fund's shareholders support the Fund's incumbent trustees and vote FOR the re-election of the Fund's current trustees, and AGAINST the nominees of dissident shareholder Bulldog Investors. ISS, a subsidiary of RiskMetrics Group, and Glass Lewis are each also recommending that shareholders vote AGAINST the shareholder proposal to merge the Fund into an open-end fund.

In its independent analysis, ISS stated, with respect to Bulldog's effort to unseat the current trustees, "We do not believe that the dissident's have proven that change is preferable to the status quo, that the dissident slate will add value to board deliberations or that the dissidents will be able to create greater shareholder value. Despite the Fund's current market price discount to NAV, ISS believes that the Fund's performance, coupled with its unique position in the marketplace, justifies retaining the Fund's closed-end structure as in the best interests of shareholders."

Glass Lewis stated in its report, "We do not believe the Fund's historical NAV discount or share price performance are reason for significant concern nor do we believe that Bulldog has presented a reasonable case in favor of the removal of the current directors." Glass Lewis added, "We also note that the Fund's shares have out performed a comparable group of closed-end funds when comparing its share price return and NAV returns on a long-term basis."

Both proxy advisory firms also recommend against the shareholder proposal to
merge the Fund into an open-end fund.   ISS said, "Given the costs and
consequences of reorganizing the fund into an open-end fund, the board should only recommend this action in the face of compelling circumstances, such as if there were serious concerns about the continuing viability of the Fund as a suitable longer-term investment for shareholders. ISS does not believe that these circumstances are present in the case of the Fund."

The Fund's Board of Trustees has unanimously recommended that Fund shareholders reject Bulldog's nominees, its related and conditional tender offer, and the shareholder proposal because the Board strongly believes that open-ending is not in the best interests of the Fund's long-term shareholders. In connection with the annual meeting and the Bulldog conditional and partial tender offer, the Fund has filed a proxy statement and additional soliciting materials, as well as a Solicitation/Recommendation Statement on Schedule 14D-9, with the Securities and Exchange Commission (the "SEC"). Investors and security holders are strongly advised to read these materials because they contain important information about the annual meeting and the Bulldog tender offer. Free copies of these materials are available at WWW.FRANKLINTEMPLETON.COM and on the SEC's website at WWW.SEC.GOV.

The Fund urges its shareholders to reject Bulldog's nominees and support the Fund's incumbent trustees by completing, signing and dating the WHITE proxy card they have received, and NOT to sign any GREEN proxy card they may receive from Bulldog. Shareholders who have previously signed a GREEN proxy card are urged to revoke that proxy by signing, dating and mailing the Fund's WHITE proxy card. Shareholders who have questions concerning the current proxy solicitation or who need assistance in revoking any proxy they may have previously granted should contact The Altman Group, Inc. toll free at:
1-(800) 336-5159.

Franklin Universal Trust is a closed-end investment company managed by Franklin Advisers, Inc. Franklin Advisers, Inc. is a wholly owned subsidiary of Franklin Resources, Inc. [NYSE:BEN], a global investment management organization operating as Franklin Templeton Investments.


                                   * * * * *

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund.

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